ITEM 77Q-1.1

BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND

Written Consent of Trustees
Amendment to Agreement and Declaration of Trust
July 18, 2016

       The undersigned, consisting a majority of the
Trustees of Babson Capital Global Short Duration High
Yield Fund (the "Trust"), a Massachusetts business
trust formed to carry on the business of an investment
company pursuant to an Amended and Restated Agreement
and Declaration of Trust dated October 17, 2012, as
amended from time to time (the "Declaration of Trust"):

(a)  Pursuant to Section 7(a) of the Declaration of
Trust, do hereby amend Section 1 of the Declaration of
Trust, effective as of the close of business on
September 9, 2016, by changing the name of the Trust
from "Babson Capital Global Short Duration High Yield
Fund" to "Barings Global Short Duration High Yield
Fund," and

(b) Do hereby authorize the filing of the Declaration
of Trust as so amended with the Secretary of the
Commonwealth of Massachusetts and the Clerk of the
City of Boston, Massachusetts.

  /s/ Thomas W. Bunn      /s/ Bernard A. Harris, Jr.
Thomas W. Bunn          Bernard A. Harris, Jr.

  /s/ Rodney J. Dillman      /s/ Thomas W. Okel
Rodney J. Dillman  Thomas W. Okel

  /s/ Thomas M. Finke      /s/ Martin A. Sumichrast
Thomas M. Finke   Martin A. Sumichrast